As filed with the Securities and Exchange Commission on December 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3199675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

THE PMI GROUP, INC. OFFICER DEFERRED COMPENSATION PLAN

THE PMI GROUP, INC. 2005 OFFICER DEFERRED COMPENSATION PLAN

THE PMI GROUP, INC. 2005 DIRECTORS’ DEFERRED COMPENSATION PLAN

(Full titles of the plans)

Victor J. Bacigalupi

Executive Vice President, Chief Administrative Officer,

General Counsel and Secretary

The PMI Group, Inc. 3003 Oak Road

Walnut Creek, California 94597-2098

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (925) 658-7878

Copy to:

John E. Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value (1), to be issued under The PMI Group, Inc. Officer Deferred Compensation Plan and The PMI Group, Inc. 2005 Officer Deferred Compensation Plan	250,000 shares	(2)	$40.65	(3)	$10,162,500	(3)	$1,087.39
Deferred Compensation Obligations to be issued under The PMI Group, Inc. 2005 Officer Deferred Compensation Plan and The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (4)	$50,000,000		100%		$50,000,000		$5,350.00

(1)	Includes preferred share purchase rights (the “Rights”) associated with each share of Common Stock registered hereunder. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.
(2)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under The PMI Group, Inc. Officer Deferred Compensation Plan and The PMI Group, Inc. 2005 Officer Deferred Compensation Plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $40.65 per share, the average of the high and low prices per share of the Common Stock on the New York Stock Exchange on November 28, 2005.
(4)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of The PMI Group, Inc. 2005 Officer Deferred Compensation Plan and The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan described herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of The PMI Group, Inc. (the “Registrant” or the “Company”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than any Current Reports on Form 8-K containing Regulation FD Disclosure furnished under Item 7.01 (or its successor) or Results of Operations and Financial Condition disclosure furnished under Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K); and (iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or deregisters all securities then remaining unsold (other than any Current Reports on Form 8-K containing Regulation FD Disclosure furnished under Item 7.01 (or its successor) or Results of Operations and Financial Condition disclosure furnished under Item 2.02 (or its successor) and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Reports on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Common Stock: Inapplicable.

Deferred Compensation Obligations:

The securities being registered represent obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of The PMI Group, Inc. 2005 Officer Deferred Compensation Plan (the “Officer Plan”) and The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (the “Director Plan”) (together, the “Plans”).

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future according to the terms of the Plans from the general assets of the Company, and rank equally with other unsecured and unsubordinated indebtedness of the Company.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the applicable Plan based on elections by the participant. Compensation deferrals that are credited to a participant’s Officer Plan account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Plan, including shares of common stock of the Company (“Shares”) and reinvestment of any deemed dividends, and elected by the participant. Any Company matching contributions credited to a participant’s Officer Plan Account are deemed invested in Shares, including reinvestment of any deemed dividends. Compensation deferrals that are credited to a participant’s Director Plan account also are deemed invested in Shares, including reinvestment of any deemed dividends.

The Obligations generally are payable upon a date or dates selected by the participant in accordance with the terms of the applicable Plan, subject to exceptions for death, disability, a change in control or in-service withdrawals due to an unforeseen emergency. The Obligations generally are payable in the form of a lump sum cash payment or a fixed number of annual cash installment payments (not to exceed ten), at the election of the participant made in accordance with the terms of the Plan. Any vested Company matching contributions that are credited to a participant’s Officer Plan account are payable in whole Shares (with the balance, if any, in cash).

Participants or beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plans. A participant may designate one or more beneficiaries to receive any portion of any Obligations payable in the event of the participant’s death.

The Company has reserved the right to amend or terminate the Plans at any time and for any reason.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed to take action with respect to the Obligations and each Plan participant will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Registrant maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article V of the By-laws of the Registrant provides for indemnification of the directors and officers of the Registrant to the fullest extent permitted by law. In addition, the By-laws provide for indemnification against expenses incurred by a director or officer to be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided, however, that an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Registrant. The By-laws further provide for a contractual cause of action on the part of directors and officers of the Registrant with respect to indemnification claims which have not been paid by the Registrant.

The Registrant also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify such persons against all expenses (including attorneys’ fees and amounts paid in settlement), judgments, fines and penalties which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding (including an action by or in the right of the Registrant) to which such person is, was or is threatened to be made a party, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by applicable law and the Registrant’s Restated Certificate of Incorporation and By-laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Article Nine of the Registrant’s Restated Certificate of Incorporation limits to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may have been amended, the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for a breach of their fiduciary duty as directors. Section 102(b)(7) of the Delaware General Corporation Law currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8. EXHIBITS

4.1	The PMI Group, Inc. Officer Deferred Compensation Plan, as amended (and incorporated by reference to Appendix D to the Registrant’s Definitive Proxy Statement filed on April 22, 2004, Commission File No. 001-13664, and to Exhibit 10.21a to the Registrant’s Current Report on Form 8-K filed on December 22, 2004, Commission File No. 001-13664).

4.2	The PMI Group, Inc. 2005 Officer Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed November 22, 2005, Commission File No. 001-13664).

4.3	The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed November 22, 2005, Commission File No. 001-13664).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California on the 2nd day of December, 2005.

THE PMI GROUP, INC. (Registrant)

/s/ W. Roger Haughton
W. Roger Haughton
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ W. Roger Haughton W. Roger Haughton	Chairman of the Board and Chief Executive Officer	December 2, 2005

Principal Financial Officer:

/s/ Donald P. Lofe, Jr. Donald P. Lofe, Jr.	Executive Vice President and Chief Financial Officer	December 2, 2005

Principal Accounting Officer:

/s/ Thomas H. Jeter Thomas H. Jeter	Vice President, Corporate Controller and Assistant Secretary	December 2, 2005

Directors:

* Mariann Byerwalter	Director	December 2, 2005

* Dr. James C. Castle	Director	December 2, 2005

* Carmine Guerro	Director	December 2, 2005

* W. Roger Haughton	Director	December 2, 2005

* Wayne E. Hedien	Director	December 2, 2005

* Louis G. Lower II	Director	December 2, 2005

* Raymond L. Ocampo Jr.	Director	December 2, 2005

* John D. Roach	Director	December 2, 2005

* Dr. Kenneth T. Rosen	Director	December 2, 2005

* Steven L. Scheid	Director	December 2, 2005

* L. Stephen Smith	Director	December 2, 2005

* Richard L. Thomas	Director	December 2, 2005

* José H. Villarreal	Director	December 2, 2005

* Mary Lee Widener	Director	December 2, 2005

* Ronald H. Zech	Director	December 2, 2005

* By	/s/ Victor J. Bacigalupi
Victor J. Bacigalupi
Attorney-in-Fact

EXHIBIT INDEX

4.1	The PMI Group, Inc. Officer Deferred Compensation Plan, as amended (and incorporated by reference to Appendix D to the Registrant’s Definitive Proxy Statement filed on April 22, 2004, Commission File No. 001-13664, and to Exhibit 10.21a to the Registrant’s Current Report on Form 8-K filed on December 22, 2004, Commission File No. 001-13664).

4.2	The PMI Group, Inc. 2005 Officer Deferred Compensation Plan The PMI Group, Inc. 2005 Officer Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed November 22, 2005, Commission File No. 001-13664).

4.3	The PMI Group, Inc. 2005 Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed November 22, 2005, Commission File No. 001-13664).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.